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                                                                   EXHIBIT 2.9

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
 (Transfer of 1% Interest in REIT Management Assets and Third-Party Management
              Assets from Mendik/FW LLC to Management Corporation)

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of April 15, 1997, by and between FW/Mendik REIT, L.L.C., a Delaware limited liability company ("Assignor"), and Mendik Management Company Inc., a New York corporation (the "Management Corporation" or "Assignee").

        WHEREAS, pursuant to Contribution Agreements dated as of the date hereof by and between Mendik Holdings LLC and Assignor, Assignor has acquired the rights and obligations with respect to the REIT Management Assets (as defined below) and the Third-Party Management Assets (as defined below); and

        WHEREAS, Assignor desires to sell, transfer and convey to Assignee, and Assignee desires to acquire from Assignor, all of Assignor's right and interest in and to a one percent (1%) undivided interest in the REIT Management Assets and to the Third-Party Management Assets, in return for the consideration described herein;

        NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

        1. Assignment and Assumption. Assignor hereby sells, transfers and conveys to Assignee, its successors and its assigns, without recourse or warranty, (i) the rights of Assignor under the property management contracts listed on Schedule 1A hereto (the "Management Agreements") (which rights were acquired by Acquiror indirectly from Mendik Realty Company, Inc., a New York corporation ("Mendik Realty"), and Mendik Managing Agent Company, Inc., a New York corporation ("Mendik Management"), and which rights are exclusive of the right of Mendik Realty or Mendik Management, as applicable, to receive management fees and leasing commissions under the Management Agreements that are earned as of the date hereof but not yet paid), (ii) the rights to receive income earned from and after the date hereof under the agreements listed on
Schedule 1B hereto and all successors thereto (which rights are exclusive of the right of Mendik Realty or Mendik Management, as applicable, to receive management fees and leasing commissions under such agreements that are earned as of the date hereof but not yet paid) (the "Beneficial Interests"), (iii) on an "as is" basis, the furniture furnishings, fixtures, machinery, equipment and other tangible personal property, and replacements thereof, set forth on
Schedule 2 hereto (the "Property Assets" and, together with the Management Contracts and the Beneficial Interests, the "Third-Party Management Assets") and (iv) an undivided one percent (1%) interest in the rights of Assignor under the property management contracts listed on Schedule 3 hereto (the "REIT Management Assets"). Assignee hereby accepts and assumes from and after the date hereof the obligations of Assignor with respect to the Third-Party Management Assets and, to the
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extent of its interest in the REIT Management Assets, the obligations of
Assignor with respect to the REIT Management Assets.

        2. CONSIDERATION. In consideration for an undivided 1% interests in the REIT Management Assets and the Third-Party Management Assets, the Management Corporation hereby issues to Assignor (i) 74 shares of voting Class A common stock, par value $.01 per share, of the Management Corporation (the "Voting Stock"), which, together with the one share of Voting Stock previously issued to Bernard H. Mendik, represents 100% of the voting capital stock of the Management Corporation, (ii) 1,425 shares of nonvoting Class B common stock, par value $.01 per share, of the Management Corporation (the "Nonvoting Stock"), and (iii) a promissory note in the amount of SIX MILLION DOLLARS ($6,000,000) (the "Note"). Concurrently with the execution and delivery of this Agreement, Assignee is delivering to Assignor stock certificates representing the Voting Stock and the Nonvoting Stock, and is executing and delivering to Assignor the Note in the form attached hereto as EXHIBIT A. Assignee represents and warrants that the Voting Shares and Nonvoting Shares are validly issued, fully paid and non-assessable.

        3. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


                                       2
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        IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed and delivered on its behalf as of the date first above written.


                                FW/MENDIK REIT, L.L.C.

                                By: Mendik Holdings LLC

                                    By: Mendik Holdings, Inc., Member



                                        By: /s/ DAVID R. GREENBAUM
                                           -----------------------
                                           David R. Greenbaum
                                           President



                                MENDIK MANAGEMENT COMPANY INC.

                                By: /s/ DAVID R. GREENBAUM
                                   -------------------------------
                                   David R. Greenbaum
                                   President



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                                   EXHIBIT A


                                PROMISSORY NOTE



$6,000,000                                                               , 1997


     FOR VALUE RECEIVED, MENDIK MANAGEMENT COMPANY, INC., a New York corporation (the "Maker"), promises to pay to the order of FW/MENDIK REIT, L.L.C., a Delaware limited liability company, its successors and assigns (the "Holder"), at such place as the Holder of this Note may from time to time designate, the principal amount of SIX MILLION DOLLARS ($6,000,000), together with interest on the unpaid principal amount hereof from the date hereof, until paid in full at a fixed rate of twelve (12%) per annum. An initial payment of
accrued interest in the amount of $    shall be due and payable on          ,
1997, and thereafter accrued interest shall be due and payable in equal monthly
payments of $60,000 on the last day of each month, beginning on         , 1997.
The entire unpaid principal balance of this Note, together with all accrued and
unpaid interest thereon, shall be due and payable in full on            , 2007.
All payments hereunder shall be made in lawful money of the United States of America.

     This Note may be prepaid in whole or in part at any time or times without premium or penalty. Each payment hereunder (including any prepayments) shall be applied first to the payment of all interest and other amounts accrued hereunder, and the balance of any such prepayment shall be applied to the principal amount hereof. No prepayment shall entitle any person to be subrogated to the rights of the Holder unless and until this Note has been paid in full.

     This Note serves as partial consideration in exchange for the business and assets sold by the Holder to the Maker as purchaser, as set forth in the Assignment and Assumption Agreement dated as of the date hereof among the Maker, the Holder and certain other parties.

     It shall be an event of default ("Event of Default") hereunder if Maker shall fail to pay, when due, the principal, any interest, or any other sum payable hereunder, and continuance of such failure for ten (10) business days after the date on which such principal, interest or other sum is due (whether upon maturity hereof, upon any installment payment date, upon any prepayment date, upon acceleration, or otherwise).

     Upon the occurrence of such Event of Default, the entire principal amount hereof, and all accrued and unpaid interest thereon, and any other amounts due hereunder or under the Agreement, shall be accelerated, and shall be immediately due and payable, at the option of the Holder, without demand or notice, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by applicable law. Failure to exercise said option or to pursue such other rights and remedies shall
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not constitute a waiver of such option or such other rights or remedies or of the right to exercise any of the same in the event of any subsequent Event of Default.

        The Maker promises to pay all reasonable costs and expenses (including without limitation reasonable attorneys' fees and disbursements) incurred in connection with the collection hereof or in the protection or realization of any collateral hereafter given as security for the repayment hereof, and to perform each and every covenant or agreement to be performed by the Maker under this Note, the Agreement, and any other instrument evidencing or securing the obligation represented by this Note.

        Any payment on this Note coming due on a Saturday, a Sunday, or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place, and any such extension of the time of payment shall be included in the computation of interest hereunder.

        Each Obligor (which term shall include the Maker and all makers, sureties, guarantors, endorsers, and other persons assuming obligations pursuant to this Note) under this Note hereby waives presentment, protest, demand, notice of dishonor, and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due dates of this Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, no release or surrender of any collateral given as security for this Note, no release of any Obligor, and no delay in enforcement of this Note or in exercising any right or power hereunder, shall affect the liability of any Obligor. The pleading of any statute of limitations as a defense to any demand against any Obligor is expressly waived.

        No single or partial exercise by the Holder of any right hereunder, under the Agreement, or under any other agreement given as security for this Note or pertaining hereto, shall preclude any other or further exercise thereof or the exercise of any other rights. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

        This Note and all agreements between the Maker and the Holder relating hereto are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of money hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Holder shall ever receive interest, or anything which might be deemed interest under applicable law, which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to the Maker. The terms and provisions of this paragraph shall control and supersede every other provision of this Note and all other agreements between the Maker and the Holder.

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        Whenever used herein, the words "Maker" and "Holder"and "Obligor" shall be deemed to include their respective successors and assigns.

        This Note shall be governed by and construed under and in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

        IN WITNESS WHEREOF, the undersigned have duly executed this Note, or have caused this Note to be duly executed on their behalf, as of the day and year first hereinabove set forth.

[SEAL]                                  MENDIK MANAGEMENT COMPANY, INC.

ATTEST:

                                        By:
----------------------------------         ------------------------------------
                                             David R. Greenbaum
                                             President
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                                 Schedule 1A to
                             Contribution Agreement
                   (Transfer of Third-Party Management Assets)

570 LEXINGTON AVENUE
Real Estate Management and Leasing Agreement between 570 Lexington Company, L.P. and Mendik Realty Company, Inc., dated as of October 31, 1994.

550 AND 600 MAMARONECK AVENUE
Real Estate Management Agreement between Mendik Real Estate Limited Partnership and Mendik Realty Company, Inc., dated as of September 4, 1986.

330-348 WEST 34TH STREET
Real Estate Management Agreement between Mendik Real Estate Limited Partnership and Mendik Realty Company, Inc., dated as of April 23, 1987.

20 BROAD STREET
Management Agreement between 20 Broad Street Company and Mendik Realty Company, Inc., dated as of January __, 1984.

2 PARK AVENUE
Management Agreement between Two Park Company and Mendik Realty Company Inc., dated as of December 22, 1986.

WESTPORT OFFICE PARK
Right to receive fees for providing management services to Westport Office Park.

330 MADISON AVENUE
Management Agreement dated as of January 1, 1997 between 330 Madison Company and Mendik Realty Company, Inc.

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                                 Schedule 1B to
                             Contribution Agreement
                   (Transfer of Third-Party Management Assets)


SILVERSTEIN/MENDIK PROPERTIES
Silverstein & Mendik Company Restated Partnership Agreement, dated as of February 15, 1997 between Silverstein Properties, Inc. and Mendik Realty Company, Inc.

909 THIRD AVENUE
Real Estate Management Agreement between 909 Third Company and Mendik Realty Company, Inc., dated as of June 6, 1983.

100 CHURCH STREET
Real Estate Management Agreement between 100 Church Company and Mendik Realty Company, Inc., dated as of October 15, 1985.

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                                  Schedule 2 to
                             Contribution Agreement
                   (Transfer of Third-Party Management Assets)


                                   [OMITTED]

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                                  Schedule 3 to
                             Contribution Agreement
                      (Transfer of REIT Management Assets)


866 U.N. PLAZA
Management Agreement between 866 U.N. Plaza Associates and Mendik Realty Company, Inc., dated as of June 1, 1978.

1740 BROADWAY
Management Agreement between 1740 Broadway Associates L.P. and Mendik Realty Company, Inc., dated as of December 17, 1990.

TWO PENN PLAZA
Management Agreement between Two Penn Plaza Associates and Mendik Realty Company, Inc., dated as of January 1, 1979.

11 PENN PLAZA
Real Estate Management Agreement between 393 Seventh Associates (now known as Eleven Penn Plaza Company) and Mendik Realty Company, Inc., dated as of January 1, 1982, as amended by First Amendment to Real Estate Management Agreement , dated as of September 30, 1994.